PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                           June 30,            December 31,
                                            1998                  1997
                                            ----                  ----
Short-term debt                          $      87.8                 91.4
Current portion of long-term debt               65.2                 54.8
Long-term debt                                 831.7                857.1
                                          ----------           ----------
   Total debt                                  984.7              1,003.3
Minority interests in subsidiaries              95.6                113.3
Common shareholders' equity                  2,621.4              2,510.4
                                          ----------           ----------
   Total capitalization                  $   3,701.7              3,627.0
                                          ==========           ==========
Ratio of total debt to total
 capitalization                                26.6%                27.7%
                                          ==========           ==========